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                                                                   EXHIBIT 10.13


                             AMENDMENT NO. 1 TO THE
                 UNOVA, INC. DIRECTOR STOCK OPTION AND FEE PLAN


WHEREAS, this Board of Directors deems it appropriate and advisable that an amendment, designated as Amendment No. 1, be made to the UNOVA, Inc. Director Stock Option and Fee Plan to appropriately cover all stock-based employee incentive plans approved or to be approved by shareholders of the Corporation, including the 1999 Stock Incentive Plan approved at the Annual Meeting of Shareholders on May 7, 1999;

NOW, THEREFORE, BE IT RESOLVED, that the UNOVA, Inc. Director Stock Option and Fee Plan (the "Plan") be amended as follows:

Subsection (b), SUBSEQUENT GRANTS, of Section 7, STOCK OPTIONS, of the Plan shall be amended to read in its entirety as follows:

"(b) SUBSEQUENT GRANTS. Each person who first becomes a Director after the Distribution Date shall be granted an option to purchase 25,000 shares of Common Stock as of the date such person is elected or is appointed as a Director, PROVIDED that no such grant shall be made to any Director who either (i) received a stock option grant under the Company's principal stock-based employee incentive plan which provides for awards in the form of stock options, stock appreciation rights, restricted stock, or other types of stock-based awards during the two-year period immediately preceding the date of such election or appointment to the Board or (ii) was an employee of the Company or a subsidiary of the Company at any time during the two-year period referred to in (i) above. Grants under this Section 7(b) shall be in addition to any annual grants of options under Section 7(c) hereof."